Consent of Independent Certified Public Accountants

         We have issued our report dated August 28, 1998 accompanying the financial statements of Van Kampen American Capital Insured Income Trust (Intermediate), Series 68, Van Kampen American Capital Insured Income Trust, Series 69 as of June 30, 1998, and for the period then ended, contained in this Post-Effective Amendment No. 1 to Form S-6.

         We consent to the use of the aforementioned report in the Post-Effective Amendment and to the use of our name as it appears under the caption "Auditors".






                                        Grant Thornton LLP



Chicago, Illinois
October 26, 1998